Exhibit 99.1

Press Release

PRGX Global, Inc. Reports a 10% Increase in

Total Revenue for the Third Quarter of 2011

Operating Highlights

•	Achieved eighth consecutive quarter of year-over-year revenue growth

•	Q3 revenues of $51.8M represents more than 10% growth over Q3 2010

•	Achieved fourth consecutive quarter of year-over-year Adj. EBITDA growth

•	Q3 Adj. EBITDA of $6.8M represents more than 7% growth over Q3 2010

ATLANTA, October 24, 2011 – PRGX Global, Inc. (Nasdaq: PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the third quarter and nine months ended September 30, 2011.

“I am pleased to report our eighth consecutive quarter of year-over-year growth, with revenues up more than $4.8 million over the same period last year,” said Romil Bahl, president and chief executive officer. “Achieving more than $50 million in revenue for the fourth consecutive quarter is noteworthy, especially in a challenging economy, and eight consecutive quarters of year-over-year increases in revenues confirms that we have reestablished PRGX as a growth company.”

Continued Bahl, “Our global recovery audit business grew over the previous year’s third quarter, led by our Americas region. In addition to successes at our current audits, new retail and non-retail client wins around the world demonstrate that our core business investments are paying off as we bring to market the industry’s best auditors with leading tools and global capabilities.”

“As in the previous quarters this year, our New Services segment more than doubled the quarterly revenues of the comparable quarter last year. In addition, our Analytics & Advisory Services team continues to build their operations by expanding our Advisory Services footprint into Europe and deploying our new analytics toolsets to select clients in the U.S. And, in Healthcare Claims Recovery Audit, our CMS Medicare RAC team has increased claim submission levels and we expect to hit our second half 2011 RAC revenue expectations. All in all, the PRGX global team continues to deliver on our growth strategy,” said Bahl.

Discussion of Consolidated Results for Three Months Ended September 30, 2011

Consolidated revenues for the third quarter of 2011 increased 10.3% to $51.8 million compared to $46.9 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated third quarter revenues in 2011 increased 8.4% compared to the same period in 2010.

Total cost of revenues was $34.2 million in the third quarter of 2011 compared to $31.7 million in the same period last year. Gross margin in the third quarter of 2011 was 33.8%, compared to 32.4% in the third quarter of 2010 and 31.9% in the second quarter of 2011. SG&A for the third quarter of 2011 was $12.4 million compared to $10.1 million in the third quarter of 2010 and $12.3 million in the second quarter of 2011. The increase in SG&A in the third quarter of 2011 compared to the 2010 third quarter was primarily due to business development investments, strategic hires to support New Services, incentive compensation accruals, and costs related to the Company’s service delivery model transformation.

Net earnings for the third quarter of 2011 were $0.4 million, or $0.02 per basic and diluted share, compared to net earnings of $2.6 million, or $0.11 per basic and diluted share, for the same period in 2010. Included in the net earnings for the third quarter of 2010 were $1.3 million ($0.05 per basic and diluted share) of foreign exchange gains on intercompany balances. The 2011 third quarter included $1.1 million ($0.04 per basic and diluted share) of foreign exchange losses on intercompany balances. Absent foreign currency fluctuations, net earnings in the third quarter of 2011 would have been $0.2 million higher than the prior year third quarter. Net cash provided by operating activities for the third quarter of 2011 was $2.6 million compared to $0.5 million in the third quarter of 2010.

Adjusted EBITDA for the third quarter of 2011 was $6.8 million compared to $6.3 million for the same period in 2010. For the third quarter of 2011, Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA), excluding a charge of $1.5 million related to stock-based compensation, $1.1 million of foreign currency losses on intercompany balances, $0.2 million of charges incurred as part of the Company’s service delivery model transformation, and a $0.1 million charge for acquisition obligations classified as compensation. Comparable Adjusted EBITDA for the third quarter of 2010 excluded a $1.2 million charge for stock-based compensation, $1.3 million of foreign currency gains on intercompany balances, and a $0.1 million charge for acquisition obligations classified as compensation. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and Adjusted EBITDA.)

“This quarter represents our fourth consecutive quarter of year-over-year Adjusted EBITDA growth. We are particularly encouraged by the increase in gross margin in our global recovery audit business. In fact, the global recovery audit cost of revenue declined while revenue increased by nearly $1 million over the same period in 2010, a result of our service delivery model redesign efforts reducing our cost-to-serve. This profitability growth shows that the PRGX global team is delivering for investors as well as clients,” concluded Bahl.

Discussion of Segment Results for Three Months Ended September 30, 2011

Recovery Audit Services – Americas revenues increased 4.2% for the third quarter of 2011 to $31.0 million compared to $29.7 million in the same period last year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas third quarter 2011 revenues increased 3.3% compared to 2010’s third quarter.

Recovery Audit Services - Europe Asia/Pacific revenues for the third quarter of 2011 were $14.5 million compared to $14.9 million in the prior year’s third quarter, a decrease of 2.4%. On a constant-dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific third quarter 2011 revenues decreased 6.4% compared to 2010.

New Services revenues for the third quarter of 2011 were $6.3 million, more than 2.5 times the prior year’s third quarter revenues of $2.3 million. Revenues from New Services represented over 12% of consolidated revenues in the quarter ended September 30, 2011 compared to less than 5% of consolidated revenues in the prior year’s third quarter.

Discussion of Consolidated Results for Nine Months Ended September 30, 2011

Consolidated revenues for the nine months ended September 30, 2011 increased 14.5% to $153.2 million compared to $133.7 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated revenues for the nine months ended September 30, 2011 increased 11.2% compared to the same period in 2010.

Total cost of revenues was $103.4 million in the first nine months of 2011 compared to $92.5 million in the same period last year, yielding a gross margin of 32.5% in the first nine months of 2011 compared to 30.9% in the first nine months of 2010. SG&A for the nine months ended September 30, 2011 was $37.1 million compared to $30.5 million in the same period in 2010. The increase in SG&A in the first nine months of 2011 compared to the same period in 2010 was primarily due to business development investments, strategic hires to support New Services, incentive compensation accruals, and severance and other costs related to the Company’s service delivery model transformation.

Net earnings for the nine months ended September 30, 2011 were $1.5 million, or $0.06 per basic and diluted share, compared to a net loss of ($0.8 million), or ($0.04) per basic and diluted share for the same period in 2010. The net loss for the nine months ended September 30, 2010 was partially attributable to $0.4 million of foreign currency losses on intercompany balances and a $1.4 million debt extinguishment loss. Net cash provided by operating activities for the nine months ended September 30, 2011 was $12.7 million compared to $0.2 million in the same period in 2010. Most of this difference resulted from working capital improvements.

Adjusted EBITDA for the nine months ended September 30, 2011 was $17.9 million compared to $14.1 million for the same period in 2010. For the first nine months of 2011, Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA), excluding a charge of $3.7 million related to stock-based compensation, $0.2 million of foreign currency losses on intercompany balances, $1.3 million of charges incurred as part of the Company’s service delivery model transformation, and a $0.3 million charge for acquisition obligations classified as compensation. Comparable Adjusted EBITDA for the first nine months of 2010 excluded a $3.0 million charge for stock-based compensation, $0.4 million of foreign currency losses on intercompany balances and a $0.3 million charge for acquisition obligations classified as compensation. (Schedule 3 attached to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and Adjusted EBITDA.)

Liquidity

At September 30, 2011, the Company had unrestricted cash and cash equivalents of $19.5 million and had no borrowings against its revolving credit facility. Total debt outstanding at quarter end was $9.8 million, which represented the outstanding balance on a variable rate term loan due quarterly through 2014.

Third Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s third quarter 2011 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 18873117. A replay of the call will be available approximately two hours after the conclusion of the live call, extending through November 7, 2011. To access the replay, dial (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (outside the U.S. and Canada). The passcode for the replay is 18873117.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Audio Archives” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through January 31, 2012. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With approximately 1,500 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 30 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Non-GAAP Financial Measures

EBITDA and Adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net earnings (loss) to each of EBITDA and Adjusted EBITDA.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial condition, growth strategy, business development efforts, service offerings and service delivery models. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenues that do not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenues from its core accounts payable recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 16, 2011. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

This news release was distributed by GlobeNewswire, www.globenewswire.com

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$51,751	$46,900	$153,173	$133,736
Cost of revenues	34,244	31,695	103,361	92,464

Gross margin	17,507	15,205	49,812	41,272

Selling, general and administrative expenses	12,417	10,136	37,144	30,479
Depreciation and amortization	2,622	2,290	7,267	6,602

Operating income	2,468	2,779	5,401	4,191

Foreign currency transaction (gains) losses on intercompany balances	1,055	(1,274)	176	438
Interest expense, net	398	315	1,223	970
Loss on debt extinguishment	—	—	—	1,381

Earnings before income taxes	1,015	3,738	4,002	1,402

Income tax expense	593	1,177	2,498	2,241

Net earnings (loss)	$422	$2,561	$1,504	$(839)

Basic earnings (loss) per common share	$0.02	$0.11	$0.06	$(0.04)

Diluted earnings (loss) per common share	$0.02	$0.11	$0.06	$(0.04)

Weighted average common shares outstanding:
Basic	24,744	24,218	24,510	23,798

Diluted	25,213	24,388	24,901	23,798

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

	September 30, 2011 (Unaudited)	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$19,496	$18,448
Restricted cash	114	64
Receivables:
Contract receivables, net	37,644	35,893
Employee advances and miscellaneous receivables, net	1,195	827

Total receivables	38,839	36,720

Prepaid expenses and other current assets	4,219	3,622

Total current assets	62,668	58,854

Property and equipment, net	17,881	15,695
Goodwill	5,370	5,196
Intangible assets, net	20,586	23,855
Noncurrent portion of unbilled receivables	1,626	1,462
Other assets	1,292	1,259

Total assets	$109,423	$106,321

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$11,699	$14,365
Accrued payroll and related expenses	20,153	13,871
Refund liabilities and deferred revenue	8,119	8,560
Current portion of debt	3,000	3,000
Business acquisition obligations	1,985	1,380

Total current liabilities	44,956	41,176

Long-term debt	6,750	9,000
Noncurrent business acquisition obligations	1,039	2,435
Other long-term liabilities	4,147	4,867

Total liabilities	56,892	57,478

Shareholders’ equity:
Common stock	245	239
Additional paid-in capital	569,121	566,328
Accumulated deficit	(519,904)	(521,408)
Accumulated other comprehensive income	3,069	3,684

Total shareholders’ equity	52,531	48,843

Total liabilities and shareholders’ equity	$109,423	$106,321

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Operating Income to EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Reconciliation of operating income to EBITDA and to Adjusted EBITDA:

Operating income	$2,468	$2,779	$5,401	$4,191

Adjust for:
Depreciation and amortization	2,622	2,290	7,267	6,602
Foreign currency transaction gains (losses) on intercompany balances	(1,055)	1,274	(176)	(438)

EBITDA	4,035	6,343	12,492	10,355

Foreign currency (gains) losses on intercompany balances	1,055	(1,274)	176	438
Acquisition obligations classified as compensation	106	107	334	265
Transformation severance and related expenses	170	—	1,267	—
Stock-based compensation	1,461	1,171	3,663	3,047

Adjusted EBITDA	$6,827	$6,347	$17,932	$14,105

EBITDA and Adjusted EBITDA are both “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be constructed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities:

Net earnings (loss)	$422	$2,561	$1,504	$(839)
Adjustments to reconcile net earnings (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,622	2,290	7,267	6,602
Amortization of deferred debt costs	45	42	136	1,493
Stock-based compensation expense	1,461	1,171	3,663	3,047
(Gain) loss on foreign currency transactions	1,055	(1,274)	176	438
(Increase) decrease in receivables	(434)	(753)	(2,172)	1,693
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	(3,713)	(3,364)	3,135	(9,746)
Other, primarily changes in assets and liabilities	1,102	(171)	(966)	(2,520)

Net cash provided by operating activities	2,560	502	12,743	168

Cash flows used in investing activities:
Business acquisitions	(663)	(219)	(663)	(3,278)
Purchases of property and equipment, net of disposals	(1,863)	(1,271)	(6,090)	(5,249)

Net cash used in investing activities	(2,526)	(1,490)	(6,753)	(8,527)

Net cash used in financing activities	(2,257)	(2,088)	(4,443)	(4,431)

Effect of exchange rates on cash and cash equivalents	(1,185)	1,011	(499)	8

Net increase (decrease) in cash and cash equivalents	(3,408)	(2,065)	1,048	(12,782)
Cash and cash equivalents at beginning of period	22,904	22,309	18,448	33,026

Cash and cash equivalents at end of period	$19,496	$20,244	$19,496	$20,244

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2011	2010	Change	2011	2010	Change
Revenues
Recovery Audit Services - Americas	$30,980	$29,738	$1,242	$87,994	$84,582	$3,412
Recovery Audit Services - Europe/Asia-Pacific	14,516	14,869	(353)	45,021	42,564	2,457
New Services	6,255	2,293	3,962	20,158	6,590	13,568

Total	$51,751	$46,900	$4,851	$153,173	$133,736	$19,437

Cost of revenues
Recovery Audit Services - Americas	$16,755	$17,344	$589	$48,995	$50,645	$1,650
Recovery Audit Services - Europe/Asia-Pacific	11,107	11,218	111	34,765	32,631	(2,134)
New Services	6,382	3,133	(3,249)	19,601	9,188	(10,413)

Total	$34,244	$31,695	$(2,549)	$103,361	$92,464	$(10,897)

Selling, general and administrative expenses
Recovery Audit Services - Americas	$4,641	$4,178	$(463)	$14,669	$12,122	$(2,547)
Recovery Audit Services - Europe/Asia-Pacific	942	1,110	168	3,503	3,407	(96)
New Services	1,124	803	(321)	3,690	1,910	(1,780)
Corporate	5,710	4,045	(1,665)	15,282	13,040	(2,242)

Total	$12,417	$10,136	$(2,281)	$37,144	$30,479	$(6,665)

Depreciation and amortization
Recovery Audit Services - Americas	$1,538	$1,462	$(76)	$4,225	$4,419	$194
Recovery Audit Services - Europe/Asia-Pacific	465	412	(53)	1,320	1,216	(104)
New Services	619	416	(203)	1,722	967	(755)

Total	$2,622	$2,290	$(332)	$7,267	$6,602	$(665)

Operating income (loss)
Recovery Audit Services - Americas	$8,046	$6,754	$1,292	$20,105	$17,396	$2,709
Recovery Audit Services - Europe/Asia-Pacific	2,002	2,129	(127)	5,433	5,310	123
New Services	(1,870)	(2,059)	189	(4,855)	(5,475)	620
Corporate	(5,710)	(4,045)	(1,665)	(15,282)	(13,040)	(2,242)

Total	$2,468	$2,779	$(311)	$5,401	$4,191	$1,210

Adjusted EBITDA
Recovery Audit Services - Americas	$9,766	$8,216	$1,550	$25,449	$21,815	$3,634
Recovery Audit Services - Europe/Asia-Pacific	2,455	2,541	(86)	6,901	6,526	375
New Services	(1,145)	(1,536)	391	(2,799)	(4,243)	1,444
Corporate	(4,249)	(2,874)	(1,375)	(11,619)	(9,993)	(1,626)

Total	$6,827	$6,347	$480	$17,932	$14,105	$3,827

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents services provided to healthcare organizations (including recovery audit services), financial advisory services and business analytics services.